TRANSACTION MONITORING SERVICES ADDENDUM
TO TRANSFER AGENCY AND SERVICES AGREEMENT

This Transaction Monitoring Services Addendum (“Addendum”) to the Transfer Agency and Services Agreement effective as of this 23rd day of October, 2015, is entered into between Brown Capital Management Mutual Funds, organized as a statutory Trust under the laws of Delaware (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS had previously entered into that certain Transfer Agency and Services Agreement, dated as of August 1, 2011, as amended (the “Agreement”), with respect to the series portfolios listed in the Agreement (each, a “Portfolio” and collectively, the “Portfolios”); and

WHEREAS, the Trust and ALPS wish to supplement the Agreement to provide for additional services to be performed by ALPS with respect to the Portfolios and to set forth the fees for those additional services.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.        Services.   ALPS will provide the transaction monitoring services (the “Transaction Monitoring Services”) described in Schedule A attached hereto with respect to the Portfolios. Such services are intended to assist the Portfolios in the resolution of identified Portfolio policy violations to facilitate the Portfolios’ compliance with the responsibilities under Rule 22c-2 (“Rule 22c-2”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Portfolios’ excessive trading policies. To the extent ALPS appoints any person or organization to perform any or all of its duties hereunder, ALPS shall remain liable to the Trust for the acts of any such persons or organizations taken in furtherance of this Addendum to the same extent it would be for its own acts.

2.        Fees.   In consideration of the Transaction Monitoring Services performed under this Addendum, the Trust shall pay ALPS the fees listed on the Fee Schedule in Schedule B attached hereto.

3.      Term, Termination and Modification.   This Addendum shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter until the termination of the Agreement. Either the Trust or ALPS shall give written notice to the other party sixty (60) days before the expiration of the Agreement if such party desires to terminate the Addendum. This Addendum cannot be modified except by a written agreement signed by both parties.

4.        Miscellaneous.   Except to the extent expressly amended or supplemented hereby, the provisions of the Agreement remain in full force and effect. All capitalized terms used in this Addendum and not defined herein shall have the meaning ascribed to them in the Agreement. This Addendum may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the day and year first above written.

ALPS FUND SERVICES, INC.	BROWN CAPITAL MANAGEMENT MUTUAL FUNDS

By: /s/ Jeremy O. May	By: /s/ Robert L. Young III

Name: Jeremy O. May	Name: Robert L. Young III

Title: President	Title: Vice President

Schedule A to
Transaction Monitoring Services Addendum

SERVICES

In connection with the Transaction Monitoring Services, ALPS will:

1.	Develop and implement analytics based on Portfolio specific rules to identify activity within a particular omnibus account that warrants further review of the underlying activity;

2.	Request data from financial intermediaries and verify receipt of the data requested, including that provided through direct fees and sub-accounting service providers and DTCC Omniserv;

3.	Monitor sub-account transmissions for short term trade analytics while applying known exceptions;

4.	Systematically analyze trade activity and request underlying account details at the individual and/or plan level;

5.	Capture potential timing activity in the AWD system and review;

6.	Contact financial intermediaries in writing within specified time-frame and provide account restrictions, warnings and other related messages communicated by the Portfolios;

7.	Maintain restrictions database;

8.	Generate monthly reports for the Trust and the investment adviser to the Portfolios to summarize activities; and

9.	Provide ad-hoc reporting to the Trust and the investment adviser to the Portfolios upon reasonable request.

Schedule B to
Transaction Monitoring Services Addendum

FEE SCHEDULE

Transaction Monitoring Services Fees*:

Transaction review for potential violations includes direct account analysis and intermediated account analysis based on parameters established by the Portfolios.

Annual Base Fee	$35,000

Annual Fee per Accountlets[1] (subaccounts) over 7,500	None

Fee for Investigations over 10 per month	None

Set Up Fees	None

Data File Set Up Fees	None

* All fees billed monthly

Programming efforts to accommodate client special exceptions and reporting needs not supported under the current model may be billed separately. All potential programming charges will be provided under a revised fee schedule or statement of work for Trust approval.

[1] “Accountlets” as used herein shall refer to a subaccount position created in TA2000 for monitoring intermediated accounts. Inactive accountlets will be purged from time to time.